Exhibit 10.21

Personal & Confidential

May 16, 2013

Paul Maass
2115 S. 189th Circle
Omaha, NE 68130

Dear Paul:

With your increased responsibilities as President, Commercial Foods, it is my pleasure to provide you with details of your new compensation, effective May 2, 2013:

1)	Annual Salary: $600,000, payable bi-weekly at a rate of $23,076.92

2)
Annual Incentive: You will continue to participate in the ConAgra Foods Management Incentive Plan and in future fiscal years, in accordance with the plan’s provisions. Your targeted incentive opportunity will continue to be 100% of your annual base salary and be prorated at your new base salary as of your effective date for FY2013.

3)
Restricted Stock Units: The Human Resources Committee of the Board of Directors has approved a grant of 15,000 restricted stock units (RSUs), subject to the provisions of the ConAgra Foods, Inc. 2009 Stock Plan. These RSUs are scheduled to fully vest on the third anniversary of the grant date (May 15, 2013), pursuant to the terms of the plan. Dividend equivalents are not earned or paid during the restriction period.

4)
Long Term Incentive: You will continue to be eligible to participate in the company’s executive long term incentive program at the Tier 2 participation level. The program is made up of performance shares and non-qualified stock options, at an estimated value of $1,600,000 (or the equivalent grant for this level of participation), as determined each year in the discretion of the Human Resources Committee of the Board of Directors. The stock awards will be granted under and are subject to the ConAgra Foods, Inc. 2009 Stock Plan (or a successor plan) and the award agreements provided.

5)
Stock Ownership Guidelines: ConAgra Foods believes that senior management stock ownership demonstrates our commitment to our stockholders. You will continue to be subject to the company’s stock ownership policy for senior executives as adopted by the Human Resources

Committee of the Board of Directors from time to time. Your ownership requirement continues to be at least four times (4x) your annual base salary.

I look forward to your favorable response, which you can indicate by signing and returning a copy of this letter.

Sincerely,

/s/ Gary Rodkin

Gary Rodkin
Chief Executive Officer
ConAgra Foods, Inc.

Enclosures

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at will, that I am not employed for any specified duration, and that my employment may be terminated by myself, or ConAgra Foods at any time, with or without cause and with or without notice.

_/s/ Paul Maass_____________________________________May 16, 2013_____________________
Signature                            Date

cc:    Nicole Theophilus